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Exhibit 99

News Release
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For further information:               For Investor Information:

Anthony A. Sprauve                     Sajid Malhotra
937-445-2311 (office)                  937-445-8253 (office)
937-223-1166 (home)                    Sajid.Malhotra@DaytonOH.ncr.com
888-519-7495 (pager)
Anthony.Sprauve@DaytonOH.ncr.com

For Release on May 17, 1999
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       NCR Completes Cash Out of Record Stockholders with Small Holdings

     DAYTON, Ohio--After the close of business, on May 14, 1999, NCR completed a reverse stock split followed immediately by a forward stock split of NCR common stock. As a result of this transaction, NCR cashed out approximately 610,000 registered stockholders who held fewer than 10 shares in their record accounts as of the close of business on May 14. These stockholders, who held a total of 2,401,457 cashed-out shares, will receive cash for any fractional shares they held in such accounts after the reverse split. The Company has elected to repurchase the cashed-out shares at a price equivalent to $42.30. This price is based on the average daily closing price per share of NCR stock on the New York Stock Exchange for the ten trading days immediately before and including May 14, 1999.

     Registered stockholders holding their cashed out shares in book entry form through the Direct Registration System do not need to take any action to receive their checks from the Company. The Company will begin mailing checks to such stockholders in the next 7-10 days. Stockholders with share certificates representing their cashed-out stock will need to complete and return a letter of transmittal which they should receive within the next 3-10 days.

     The transaction should have no effect on registered stockholders holding 10 or more shares in their record accounts prior to May 14, or beneficial stockholders of the Company who own their shares in street name through a nominee (such as a bank or broker). NCR's common stock CUSIP number, 62886E 10 8, will not change as a result of the transaction, and trading in such stock will continue on a "regular way" basis.

About NCR

     NCR Corporation (NYSE: NCR) is in the business of transforming transactions into relationships. NCR is a recognized world leader in data warehousing solutions, ATMs, point-of-sale, high performance scanners, and support services for retail, financial and national accounts markets. NCR's business solutions are built on the foundation of the company's long-established industry knowledge and consulting expertise, value-adding software, global customer support services, a complete line of consumable and media products, and world-leading hardware technology. More information about NCR and its products may be found on its home page on the World Wide Web.